Exhibit 99.1

Pandora Founder Tim Westergren Takes the Helm as Chief Executive Officer

Company remains 100% committed to growth strategy

Mike Herring named President and Chief Financial Officer; Sara Clemens named Chief Operating Officer; Chief Product Officer Chris Phillips takes on end-to-end product development and delivery

OAKLAND, Calif., March 28, 2016 — Pandora (NYSE:P), the go-to music source for fans and artists, today announced management team changes to accelerate the company’s growth strategy.

Effective immediately, the board appointed founder Tim Westergren as CEO. Tim is a visionary who forever changed how music is enjoyed by leading the development of Pandora’s Music Genome Project in the early 2000s. A seasoned entrepreneur, and former band member and composer himself, Tim is personally committed to advancing the careers of working musicians everywhere.

Tim has been a strong and highly engaged leader throughout Pandora’s history and has been deeply involved in the company’s growth strategy and evolution. He also plays an essential role in engaging employees, listeners, music makers, advertisers and partners.

“I am incredibly excited about the future of Pandora. We're on the cusp of realizing an extraordinary vision: fundamentally changing the way listeners discover and enjoy music, and the way artists build and sustain their careers," said Tim Westergren, Pandora’s Founder and CEO. “We are pursuing a once-in-a-generation opportunity to create a massive, vibrant music marketplace. We have the audience, the technology infrastructure, the monetization engine and most importantly the right team with the passion and commitment to do it. I’m 100 percent committed to Pandora’s growth strategy, as is our executive team and Board.”

Pandora also introduced a new management structure:

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Mike Herring, as President and Chief Financial Officer, drives monetization of Pandora’s core business covering revenue, music licensing, finance, legal, and information technology. He will also continue to focus on driving efficiencies and expanding margins.

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Sara Clemens, as Chief Operating Officer, focuses on growing and scaling the business and operating new ventures. Her responsibilities include music makers, Ticketfly, international, human resources and corporate development.

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Pandora’s Chief Product Officer Chris Phillips, is responsible for product, engineering and marketing. His team will develop, deliver and drive adoption of products that connect fans and artist in new ways, including on-demand, and help advertisers reach their audiences.

Brian McAndrews is leaving the company. “I am honored to have been the CEO of Pandora for the past two and a half years, and I am proud of what I and our team of talented and highly passionate colleagues have achieved during this time. We have put in place a robust strategy to make Pandora the go-to source for fans and artists and position the company for long-term success in a highly dynamic space. With the team and strategy in place and execution underway, I am passing the baton on to Tim. I wish the Company all the best as it continues on its next phase of growth.”

Current independent board member Jim Feuille is Chairman of the Board.

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“Pandora today is in a strong position to maximize our full potential and expand the music marketplace. Tim is the ideal CEO for Pandora as we embark on our next phase of growth. As the original founder, Tim carries the vision for how Pandora can transform the music industry and he is uniquely able to connect with listeners, music makers and employees,” said Chairman Jim Feuille. “Pandora has become a stronger company under Brian’s leadership, and we thank him for his commitment and contributions to building Pandora’s core leadership team and strengthening its position in the market. Moving forward, we have an excellent executive leadership team that is focused on activating Pandora’s strategy and driving long-term value through a relentless focus on execution and operational excellence.”

Pandora also reaffirms its previously announced revenue and adjusted EBITDA guidance. The company expects to come in at the high end range of revenue and adjusted EBITDA guidance for the quarter, and reaffirms 2016 full year targets. Further detail on the company’s performance will be provided during Pandora’s first quarter results.

About Pandora
Pandora is the world’s most powerful music discovery platform – a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans.
www.pandora.com | Pandora Blog | Pandora LinkedIn | @PandoraPulse

About Tim Westergren
Tim Westergren, Pandora’s founder, served as Chief Creative Officer and Treasurer from February 2000 to May 2002, as Chief Executive Officer and President from May 2002 to July 2004, and as Chief Strategy Officer from July 2004 to February 2014. He has served on Pandora’s board of directors from the company’s inception. Prior to founding Pandora, Mr. Westergren worked as an independent musician, composer and record producer and has over 20 years of experience in the music industry. Mr. Westergren holds a Bachelor of Arts degree from Stanford University, where he studied computer acoustics and recording technology.

Tim founded what ultimately became Pandora in 2000 with the Music Genome Project. Tim is an award-winning composer and accomplished musician with 20 years of experience in the music industry – spanning production, audio engineering, film scoring and live performance. Trained as a jazz pianist, his musical background spans such genres as rock, blues, jazz and classical music.

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Contacts:

Pandora Public Relations
Stephanie Barnes
sbarnes@pandora.com
(415) 722-0883

Investor Relations
Dominic Paschel
investor@pandora.com
(510) 842-6960

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